Exhibit 10.1

INVESTMENT AGREEMENT

dated as of August 19, 2009

between

EMPIRE RESORTS, INC.

and

KIEN HUAT REALTY III LIMITED

Table of Contents

Page

ARTICLE I PURCHASE; CLOSINGS
1.1	Purchase and Sale	1
1.2	Purchase Price Calculation	2
1.3	Initial Closing	2
1.4	Closing	5
ARTICLE II REPRESENTATIONS AND WARRANTIES
2.1	Disclosure	7
2.2	Representations and Warranties of the Company	8
2.3	Representations and Warranties of the Investor	25
ARTICLE III COVENANTS
3.1	Stockholder Meeting	27
3.2	Conduct of the Business	28
3.3	Preferred Stock Terms	30
3.4	Takeover Statutes	31
3.5	HSR Act	31
3.6	Regulatory Matters	31
3.7	Amendment to Series A Preferred Stock	32
3.8	Use of First Tranche Consideration	32

ARTICLE IV ADDITIONAL AGREEMENTS
4.1	Governance Matters	32
4.2	No Solicitation	35
4.3	Legend	35
4.4	Certain Transactions	36
4.5	Option Matching Rights	36
4.6	Indemnity	37

i

4.7	Exchange Listing	39
4.8	Certain Transactions	39
4.9	Loan Agreement	40

ARTICLE V TERMINATION
5.1	Termination Prior to the Initial Closing	40
5.2	Termination After the Initial Closing and Prior to the Closing	40
5.3	Effects of Termination	41
5.4	Termination Fee	41

ARTICLE VI MISCELLANEOUS
6.1	Survival	42
6.2	Expenses	42
6.3	Amendment	42
6.4	Waivers	42
6.5	Counterparts and Facsimile	42
6.6	Governing Law	43
6.7	WAIVER OF JURY TRIAL	43
6.8	Notices	43
6.9	Entire Agreement, Etc	44
6.10	Other Definitions or Interpretations	44
6.11	Captions	45
6.12	Severability	45
6.13	No Third Party Beneficiaries	45
6.14	Time of Essence	45
6.15	Public Announcements	45
6.16	Specific Performance	45

LIST OF EXHIBITS

Exhibit A:	Form of Stockholder Voting Agreement
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Form of Consulting Agreement
Exhibit D:	Form of Legal Opinion
Exhibit E:	Form of Amendment to the Company By-Laws
Exhibit F:	List of Options and Warrants

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.10(a)
Agreement	Preamble
Alternative Investment Proposal	4.2(c)
Authorized Preferred Stock	2.2(b)
Benefit Plan	2.2(r)(1)
Board of Directors	1.3(b)(2)(B)
Board Representatives	4.1(a)
business day	6.10(e)
Capitalization Date	2.2(b)
CERCLA	2.2(s)
Certificate of Incorporation	2.2(a)(1)
Charter Amendment	2.2(d)(1)(B)
Closing	1.4(a)
Closing Date	1.4(a)
Closing Date Option Schedule	4.5
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company By-Laws	2.2(a)(1)
Company Financial Statements	2.2(f)
Company IT Systems	2.2(u)(5)
Company Material Adverse Effect	2.1(b)
Company Reports	2.2(g)(1)
Company Significant Agreement	2.2(l)
Company Subsidiary	2.2(a)(2)
Company Voting Proposals	2.2(d)(1)(B)
Consulting Agreement	1.3(a)(1)(C)
control/controlled by/under common control with	6.10(a)
Disclosure Schedule	2.1(a)
ERISA	2.2(r)(1)
ERISA Affiliate	2.2(r)(1)
Exchange Act	2.2(g)(1)
First Tranche	1.1(a)(1)
First Tranche Consideration	1.2(a)(1)
Fraud	2.2(u)(1)(B)
Fraud Losses	2.2(u)(1)
GAAP	2.1(b)
Games	2.2(u)(1)(B)
Gaming/Racing Authority	2.2(t)(4)
Gaming/Racing Facility	2.2(t)(4)
Gaming/Racing Law	2.2(t)(4)

Term	Location of Definition
Gaming/Racing Permits	2.2(t)(4)
Governmental Entity	1.3(b)(1)(A)
HSR Act	3.5
Indemnified Party	4.6(c)
Indemnifying Party	4.6(c)
Initial Closing	1.3(a)
Initial Closing Date	1.3(a)
Intellectual Property	2.2(x)
Investor	Preamble
Investor CFO Nominee	4.1(d)
Investor Material Adverse Effect	2.3(a)
Liens	2.2(c)
Loan Agreement	4.9
Losses	4.6(a)
Mandatory Voting Proposals	2.2(d)(1)
material	2.1(b)
Multiemployer Plan	2.2(r)(5)
Option Exercise Notice	4.5
Option Plan Amendment	3.1(d)
Option Rights Notice	4.5
Option Schedule	2.2(b)
Pension Plan	2.2(r)(1)
Person	6.10(f)
Pre-Closing Period	3.2
Preferred Stock Issuance Event	2.2(d)(1)
Previously Disclosed	2.1(c)
Purchase Price	1.1(b)
Registration Rights Agreement	1.3(a)(1)(B)
Representatives	4.2(c)
Required Charter Amendment Vote	2.2(d)(1)(B)
Required Company Stockholder Vote	2.2(d)(1)(B)
Required Share Issuance Vote	2.2(d)(1)(A)
Rights Plan	2.2(b)(1)
SEC	2.1(c)(2)(A)
Second Tranche	1.1(a)(2)
Second Tranche Consideration	1.2(b)
Securities Act	2.2(g)(1)
Series A Preferred Stock	2.2(b)
Series B Preferred Stock	2.2(b)
Series E Preferred Stock	2.2(b)
Series F Preferred Stock	1.1(a)(2)(A)
Share Issuance	2.2(d)(1)(A)
Special Meeting	1.4(b)(1)(C)

v

Term	Location of Definition
Stockholder Voting Agreement	Recitals
Subsidiary	2.2(a)(2)
Survival Period	6.1
Takeover Statutes	2.2(v)
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Threshold Amount	4.6(e)
Total Investment	1.1(a)(2)
Video Lottery Business	2.2(u)(5)
Voting Debt	2.2(b)

INVESTMENT AGREEMENT, dated as of August 19, 2009 (this “Agreement”), between Empire Resorts, Inc., a Delaware corporation (the “Company”), and Kien Huat Realty III Limited, an Isle of Man corporation (the “Investor”).

RECITALS:

A.           The Investment. The Company intends to sell to the Investor, and the Investor intends to purchase from the Company, as an investment in the Company, (i) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (ii) shares of Series F Preferred Stock (as defined below), in the case of this clause (ii), to be issued only upon the occurrence of the Preferred Stock Issuance Event (as defined below).

B.           The Stockholder Voting Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Investor’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Stockholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Stockholder Voting Agreement”), pursuant to which such stockholders, among other things, agree to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposals (as defined below).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSINGS

1.1           Purchase and Sale.  (a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth:

(1)           at the Initial Closing (as defined below), the Company shall issue, sell and deliver to the Investor 6,804,188 shares of Common Stock (the “First Tranche”); and

(2)           at the Closing (as defined below), following, subject to and conditioned (A) upon approval of the Mandatory Voting Proposals (as defined below), the Company shall issue, sell and deliver to the Investor 27,701,852 shares of Common Stock or (B) upon the occurrence of the Preferred Stock Issuance Event, the Company shall issue, sell and deliver to the Investor (i) the full number of shares of Common Stock that remain authorized but not issued or otherwise reserved for issuance and (ii) shares of a new series of preferred stock (the “Series F Preferred Stock”), which shall be the capital equivalent of the Common Stock and be issued upon terms mutually agreeable to the Company and the Investor reflecting the vote and economics of such number of shares of Common Stock as is the difference obtained by subtracting the number of shares of Common Stock delivered to the Investor under (i) above from 27,701,852 (either A or B, the “Second Tranche” and together with the First Tranche, the “Total Investment”).  In the case of either (A) or (B), notwithstanding anything that may be interpreted to the contrary elsewhere in this Agreement, the Total Investment shall equal one share less than 50.0% of the voting power of the Company immediately following the Closing.

(b)           The aggregate consideration to be paid by the Investor for the Total Investment shall be equal to the First Tranche Consideration (as defined below) plus the Second Tranche Consideration (as defined below) (the First Tranche Consideration and the Second Tranche Consideration, together, the “Purchase Price”), in each case, to be paid in the manner and at the times set forth in Sections 1.2 to 1.4.

1.2           Purchase Price Calculation.  (a) At the Initial Closing, the Investor shall pay to the Company by wire transfer of immediately available funds to an account designated in writing by the Company an amount equal to $11,000,000 (the “First Tranche Consideration”) in exchange for the First Tranche.

(b)           At the Closing, following, subject to and conditioned upon approval of the Mandatory Voting Proposals or the occurrence of the Preferred Stock Issuance Event, the Investor shall pay by wire transfer of immediately available funds to an account designated in writing by the Company an amount equal to $44,000,000 (the “Second Tranche Consideration”) in exchange for the Second Tranche.

1.3           Initial Closing.  (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Section 1.3(b), the closing of the purchase of the First Tranche by the Investor (the “Initial Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006 at 10:00 a.m., New York City time, on August 19, 2009 or at such other date and place as the parties may otherwise agree (the “Initial Closing Date”).

(1)           At the Initial Closing, the Company shall deliver, or cause to be delivered, as the case may be, to the Investor the following:

(A)           a certificate representing a number of shares of Common Stock equal to the First Tranche;

(B)           a duly executed counterpart to the registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

(C)           a duly executed counterpart to the consulting agreement substantially in the form attached hereto as Exhibit C (the “Consulting Agreement”);

(D)           a legal opinion in the form attached as Exhibit D;

(E)           reimbursement of the Investor’s expenses through the Initial Closing Date in accordance with Section 6.2 of this Agreement; and

(F)           such other certificates, instruments of conveyance or documents as may be reasonably requested by the Investor to carry out the intent and purposes of this Agreement.

(2)           At the Initial Closing, the Investor shall deliver, or cause to be delivered, as the case may be, to the Company the following:

(A)           the First Tranche Consideration, which may be paid net of the amount to be reimbursed under (1)(E) above;

(B)           a duly executed counterpart to the Registration Rights Agreement; and

(C)           such other certificates or documents as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(b)           Initial Closing Conditions. (1) The obligation of the Investor, on the one hand, and the Company, on the other hand, to consummate the Initial Closing is subject to the fulfillment or written waiver by the Investor and the Company prior to the Initial Closing of the following conditions:

(A)           no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Initial Closing or shall prohibit or restrict the Investor or its Affiliates (as defined below) from owning or voting the Common Stock (other than on an interim basis pending receipt of the requisite Gaming/Racing Permits (as defined below)) in any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable self-regulatory organization, including any Gaming/Racing Authority (as defined below) (each, a “Governmental Entity”), seeking to effect any of the foregoing;

(B)           the Company shall have applied to NASDAQ to authorize the shares of Common Stock to be issued at the Initial Closing for listing on NASDAQ or such other market on which the Common Stock is then listed or quoted, subject only to official notice of issuance; and

(C)           the Investor shall have received all requisite Gaming/Racing Permits or shall have executed an escrow agreement with a duly qualified nominee if and to the extent permitted under applicable Gaming/Racing Law (as defined below) to act as nominee holder of the Common Stock.

(2)           The obligation of the Investor to consummate the purchase of the First Tranche to be purchased by it at the Initial Closing is subject to the further fulfillment or written waiver by the Investor prior to the Initial Closing of each of the following conditions:

(A)           the representations and warranties of the Company contained in this Agreement, without regard to any materiality or Company Material Adverse Effect (as defined below) qualifier contained therein, shall be true and correct when made and on and as of the Initial Closing Date as if made at and as of the Initial Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Investor shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(B)           the board of directors of the Company (the “Board of Directors”) shall have duly adopted and declared effective an amendment to the Company By-Laws (as defined below) substantially in the form attached hereto as Exhibit E;

(C)           the Company shall have delivered to the Investor a duly executed copy of the Registration Rights Agreement substantially in the form attached hereto as Exhibit B;

(D)           the Company shall have delivered to the Investor a duly executed copy of the Consulting Agreement substantially in the form attached hereto as Exhibit C;

(E)           the Company shall have delivered the legal opinion referred to in clause (a)(1)(D) above; and

(F)           the Board of Directors shall have adopted resolutions appointing Colin Au and G. Michael Brown to serve as members of the Board of Directors.

(3)           The obligation of the Company to consummate the Initial Closing is subject to the further fulfillment or written waiver by the Company prior to the Initial Closing of each of the following conditions:

(A)           the representations and warranties of the Investor contained in this Agreement, without regard to any materiality or Investor Material Adverse Effect (as defined below) qualifier contained therein, shall be true and correct in all material respects when made and on and as of the Initial Closing Date as if made at and as of the Initial Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date). The Company shall have received a certificate signed by a duly authorized officer of the Investor to such effect; and

(B)           the Investor shall have delivered to the Company a duly executed copy of the Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

1.4           Closing.  (a) The closing of the purchase of the Second Tranche by the Investor (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006 at 10:00 a.m., New York City time, on a date to be specified by the Company and the Investor, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 1.4(b) below (the “Closing Date”).

(1)           At the Closing, the Company shall deliver, or cause to be delivered, as the case may be, to the Investor the following:

(A)           certificates representing a number of shares of Common Stock and, if applicable, Series F Preferred Stock equal to the Second Tranche;

(B)           a duly executed counterpart to the Loan Agreement (as defined below);

(C)           reimbursement of the Investor’s expenses from the Initial Closing Date through the Closing Date in accordance with Section 6.2 of this Agreement; and

(D)           such other certificates, instruments of conveyance or documents as may be reasonably requested by the Investor to carry out the intent and purposes of this Agreement.

(2)           At the Closing, the Investor shall deliver, or cause to be delivered, as the case may be, to the Company the following:

(A)           the Second Tranche Consideration, which may be paid net of the amount to be reimbursed under (1)(D) above;

(B)           a duly executed counterpart to the Loan Agreement; and

(C)           such other certificates or documents as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(b)           (1)           The obligations of the Investor, on the one hand, and the Company, on the other hand, to consummate the Closing is subject to the fulfillment or written waiver by the Investor and the Company prior to the Closing of the following conditions:

(A)           no provisions of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investor or its Affiliates from owning or voting the Common Stock or, if applicable, the Series F Preferred Stock (other than on an interim basis pending receipt of the requisite Gaming/Racing Permits) and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing;

(B)           the Company shall have applied to NASDAQ to authorize the shares of Common Stock to be issued at the Initial Closing for listing on NASDAQ or such other market on which the Common Stock is then listed or quoted, subject only to official notice of issuance;

(C)           (i) the Mandatory Voting Proposals shall have been approved at a duly called and held special meeting of the Company’s stockholders (the “Special Meeting”), at which a quorum is present, by the Required Company Stockholder Vote (as defined below); or (ii) the Preferred Stock Issuance Event shall have taken place and the Company shall have filed a certificate of designation, amending its Certificate of Incorporation creating and authorizing the issuance of the Series F Preferred Stock;

(D)           the Investor shall have received all requisite Gaming/Racing Permits or shall have executed an escrow agreement with a duly qualified nominee permitted under applicable Gaming/Racing Law to act as nominee holder of the Common Stock and, if applicable, the Series F Preferred Stock.

(2)           The obligation of the Investor to consummate the purchase of the Second Tranche to be purchased by it at the Closing is subject to the further fulfillment or written waiver by the Investor prior to the Closing of each of the following conditions:

(A)           the representations and warranties of the Company contained in this Agreement, without regard to any materiality or Company Material Adverse Effect qualifier contained therein, shall have been true and correct when made, except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect; and

(B)           the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and the Investor shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(3)           The obligation of the Company to consummate the Closing is subject to the further fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

(A)           the representations and warranties of the Investor contained in this Agreement, without regard to any materiality or Investor Material Adverse Effect qualifier contained therein, shall have been true and correct in all material respects when made; and

(B)           the Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of the Investor by a duly authorized officer of the Investor to such effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Disclosure.  (a) On or prior to the date hereof, the Company delivered to Investor and the Investor delivered to the Company a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to the Investor, or to one or more covenants contained in Article III.

(b)           As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.  As used in this Agreement, the term “Company Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Initial Closing or the Closing or (3) would materially adversely affect the ability of the Investor to own, hold or vote the shares of Common Stock or Series F Preferred Stock acquired under this Agreement or otherwise materially adversely limit the Investor’s conduct in respect of the Company; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting principles, (B) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities not specific to this Agreement or any of the transactions contemplated hereby, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investor, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes, in and of themselves, in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance for any period ending on or after December 31, 2008 (but not the underlying causes of such failure), and (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism; except, with respect to clauses (A), (B), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries or markets in which they operate.

(c)           “Previously Disclosed” with regard to (1) the Investor, means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company, means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed by it with the Securities and Exchange Commission (“SEC”) on March 3, 2009 and amended by it on April 30, 2009, (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on May 22, 2009, (C) its quarterly report on Form 10-Q filed on May 8, 2009 for the quarter ended March 31, 2009, (D) its quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed on August 17, 2009 or (E) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2009 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2           Representations and Warranties of the Company.  Except as Previously Disclosed, the Company represents and warrants to the Investor, as of the date of this Agreement and as of the Initial Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)           Organization and Authority.  (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Company Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Company has furnished to the Investor true, correct and complete copies of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and by-laws (the “Company By-Laws”) as in effect on the date of this Agreement.

(2)           Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Company Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted.  As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (A) of which such Person or a subsidiary of such Person is a general partner or (B) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof; “Company Subsidiary” means any Subsidiary of the Company.  Schedule 2.2(b) contains a correct and complete list of the Company Subsidiaries as of the date hereof.

(b)           Capitalization.  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of the Company (the “Authorized Preferred Stock”).  As of the close of business on August 18, 2009 (the “Capitalization Date”), there were (not including any shares of Common Stock being issued in connection with this Agreement) 34,037,961 shares of Common Stock outstanding and 1,774,955 shares of Authorized Preferred Stock outstanding, consisting of 1,730,697 shares of Series E Preferred Stock (“Series E Preferred Stock”) and 44,258 shares of 7.75% B Series Convertible Preferred Stock (“Series B Preferred Stock”).  As of the close of business on the Capitalization Date, no shares of Common Stock or Authorized Preferred Stock were reserved or to be made available for issuance, except for (1) 40,000 shares of Authorized Preferred Stock designated as Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), reserved or to be made available for issuance upon the exercise of rights granted under the Rights Agreement, dated as of March 24, 2008 between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Plan”), and (2) 5,175,160 shares of Common Stock reserved or to be made available for issuance upon conversion of the Company’s 5 ½% Secured Convertible Notes due 2014 and 7,917,870 shares of Common Stock for issuance upon exercise of options and warrants outstanding as of the Capitalization Date.  Attached hereto as Exhibit F is a true and complete list of all options and warrants outstanding as of the date of this Agreement, setting forth for each the name of the holder, the number of shares of Common Stock subject to such options and warrants, the expiry date and vesting schedule and the exercise price thereof (the “Option Schedule”).  All of the options and warrants listed on the Option Schedule have been duly granted under option plans that were authorized by vote of the stockholders of the Company.  All of the issued and outstanding shares of Common Stock and Authorized Preferred Stock have been, and all Common Stock to be issued upon exercise of options or warrants on the Option Schedule will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding.  Other than the Common Stock (and, as of the Closing, upon the occurrence of the Preferred Stock Issuance Event, the Series F Preferred Stock), no capital stock is issued and outstanding except for the Series E Preferred Stock, each holder of which is entitled to 1/4 of one vote and the Series B Preferred Stock, each holder of which is entitled to 8/10 of one vote.  As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans (as defined below), and (ii) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Authorized Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(c)           Company’s Subsidiaries.  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

(d)           Authorization.  (1) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except for the Required Company Stockholder Vote, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. The only vote of the stockholders of the Company required to approve any of the transactions contemplated herein is an affirmative vote of (A) a majority of the stockholders voting at a stockholders meeting to approve the issuance of the Second Tranche for purposes of Rule 5635(b) and Rule 5635(d) of the NASDAQ Marketplace Rules (the “Share Issuance”), provided that the total votes cast at the meeting represent over 50% in interest of all securities entitled to vote (the “Required Share Issuance Vote”); and (B) a majority of the stockholders outstanding and entitled to vote on the record date for a meeting to approve the amendment of the Company’s Certificate of Incorporation (the “Charter Amendment” and, together with the Share Issuance, the “Mandatory Voting Proposals” and, collectively with the Option Plan Amendment (as defined below), the “Company Voting Proposals”) to increase the number of authorized shares of Common Stock to 95,000,000 (the “Required Charter Amendment Vote” and, together with the Required Share Issuance Vote, the “Required Company Stockholder Vote”), provided that, if the Required Share Issuance Vote in favor of the Share Issuance is obtained but the Required Charter Amendment Vote in favor of the Charter Amendment is not obtained (the “Preferred Stock Issuance Event”), the Investor shall be entitled to receive a combination of Common Stock and Series F Preferred Stock in the amounts and upon the terms set forth in Section 1.1(a).  To the Company’s knowledge, all shares of Common Stock, Series B Preferred Stock and Series E Preferred Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Company Voting Proposals shall be eligible to vote on the Charter Amendment and the Option Plan Amendment and all shares outstanding other than those issued to the Investor at the Initial Closing shall be eligible to vote on the Share Issuance.  The Board of Directors has unanimously adopted a resolution declaring the Charter Amendment advisable and directing that it be recommended to the stockholders of the Company for approval at the Special Meeting.

(2)           Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject  in the case of the authorization and issuance of the Second Tranche to receipt of the Required Company Stockholder Vote or the occurrence of the Preferred Stock Issuance Event, the Certificate of Incorporation or Company By-Laws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) except as set forth in Section 2.2(d)(2) of the Disclosure Schedule, subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Company Material Adverse Effect.

(e)           Governmental Consents.  Other than as Previously Disclosed, Gaming/Racing Authority approvals and the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f)           Financial Statements.  Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”) included in any Company Report filed with the SEC prior to the date of this Agreement, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the period involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments.

(g)           Reports.  (1) Since December 31, 2006, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates.  No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(2)           The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Company Material Adverse Effect on the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2006 and until the date of this Agreement, (x) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h)           Properties and Leases.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

(i)           Taxes.  (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it and (y) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.  None of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), is applicable.  None of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit.  To the Company’s knowledge, to the extent the Company or any Company Subsidiary has or will record for GAAP purposes an allowance for loan losses or similar reserve for bad debts, the Company can properly record for GAAP purposes at such time a deferred tax asset for the related deduction for Taxes.  The Company is not currently and has not been within the prior 5-year period a “U.S. Real Property Holding Company” as defined for U.S. federal income tax purposes.  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other Person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans (as defined below)).  For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing

(j)           Absence of Certain Changes.  Since December 31, 2008, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect.

(k)           No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with U.S. generally accepted accounting practices, except for (1) liabilities that have arisen since December 31, 2008 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l)           Commitments and Contracts.  The Company has Previously Disclosed or provided to the Investor true, correct and complete copies of, each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1)           any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(2)           any contract or agreement which limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business;

(3)           any material contract or agreement with a labor union or guild (including any collective bargaining agreement);

(4)           any contract or agreement which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;

(5)           any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company or any of the Company Subsidiaries;

(6)           any contract or agreement which is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $250,000 or more in annual fees;

(7)           any contract or agreement that contains a “change of control”, assignment or similar clause that would be triggered by the transactions contemplated herein; and

(8)           any contract or agreement which obligates the Company to manage any gaming assets on behalf of an unrelated third party.

Except as Previously Disclosed: (A) each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect; (B) the Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and (C) as of the date hereof, neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.  To the Company’s knowledge as of the date hereof, except as Previously Disclosed, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and any current or former director or executive officer of the Company or any Company Subsidiary or any Person who beneficially owns 5% or more of the outstanding shares of Common Stock (or any of such Person’s immediate family members or Affiliates (other than Company Subsidiaries)), on the other hand, other than Benefit Plans entered into in the ordinary course of business.

(m)           Offering of Common Stock.  Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Common Stock to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Common Stock to the Investor pursuant to this Agreement to the registration requirements of the Securities Act.

(n)           Status of Common Stock and Preferred Stock.  The shares of Common Stock to be issued in the First Tranche pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.  The shares of Common Stock and, if applicable, Series F Preferred Stock to be issued in the Second Tranche, following, subject to and conditioned upon approval of the Mandatory Voting Proposals or upon the occurrence of the Preferred Stock Issuance Event, and filing of the related certificate of amendment and/or certificate of designations with the Delaware Secretary of State, have been duly authorized by all necessary corporate action and when so issued upon such approval of the Mandatory Voting Proposals or upon the occurrence of the Preferred Stock Issuance Event, will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(o)           Litigation and Other Proceedings.  Except as set forth in Section 2.2(o) of the Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.  Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.

(p)           Compliance with Laws; Insurance.  The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as currently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Company Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

(1)           The Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(q)           Labor.  Except as set forth in Section 2.2(q) of the Disclosure Schedule, employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.

(r)           Company Benefit Plans.

(1)           With respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms.  Neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate maintain, or have maintained, a defined benefit plan within the meaning of Section 3(35) of ERISA.  Neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate have any current or potential liability under applicable law, including under Title IV or ERISA, with respect to any Pension Plan.  “Benefit Plan” means each material written or oral employment, consulting, retention, severance, employee benefit or other similar plan, contract, arrangement, policy, program or undertaking whether funded or unfunded, registered or unregistered, providing for (including any insured or self-insured arrangements) workers’ compensation, supplemental unemployment benefits, retirement, pension, superannuation or supplemental pension benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, phantom stock, stock purchases or other forms of incentive compensation, profit sharing or post-retirement insurance, compensation or benefits, in each case, which is entered into, maintained, sponsored, contributed to or required to be contributed to, as the case may be, by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary may incur any liability or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any directors, or officers of the Company or any Company Subsidiaries or any employees or former employees of the Company or any Company Subsidiaries or any individual working on contract for the Company or any Company Subsidiaries (or any spouses, dependants, survivors or beneficiaries of any such Persons). “ERISA Affiliate” means any trade or business, whether or not incorporated, all of which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(a) or (b) of ERISA or Section 414 of the Code.  “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan (as defined herein)), which the Company or any of the Company Subsidiaries or any ERISA Affiliate sponsors, maintains or administers or to which the Company or any of the Company Subsidiaries or any ERISA Affiliate contributes or is required to contribute, which covers any current or former employee of the Company or any Company Subsidiaries or any ERISA Affiliate.

(2)           Except for liabilities fully reserved for or identified in the Financial Statements, and except as disclosed on the Disclosure Schedule, no claim has been made, or to the knowledge of the Company or any of the Company Subsidiaries threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including without limitation any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.  To the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has any liability with respect to any transaction in violation of Section 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.  Neither the Company nor any of the Company Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Benefit Plan.  The Secretary of Labor of the United States has not asserted a civil penalty against the Company or any of the Company Subsidiaries under Section 502(l) of ERISA that remains unpaid.

(3)           Each Benefit Plan which covers current or former employees of the Company or any of the Company Subsidiaries or any ERISA Affiliates that is intended to be qualified within the meaning of Section 401 of the Code has either (A) received a favorable determination or opinion letter from the Internal Revenue Service regarding its Tax qualification (and no event has occurred which, since the date of any such letter, would reasonably be expected to result in the revocation of such determination letter) or (B) applied, or will apply, for such letter during the applicable remedial amendment period.

(4)           No Benefit Plan provides any health, life or other welfare benefits to any current or future retired or former employees of the Company or any of the Company Subsidiaries (or to the beneficiaries or dependants of any such Person), other than as required by Section 4980B of the Code.

(5)           Neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate has contributed to, currently contributes to, or is required to contribute to or participate in any Multiemployer Plan.  “Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any of the Company Subsidiaries or any ERISA Affiliate contributes, or to which the Company or any of the Company Subsidiaries or any ERISA Affiliate has an obligation to contribute, which covers any current or former employee of the Company, any Company Subsidiary or any ERISA Affiliate.

(6)           Except as set forth in Section 2.2(r) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (A) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any Company Subsidiary, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (C) result in any amount failing to be deductible by reason of Section 280G of the Code.

(7)           No Benefit Plan provides any employee or independent contractor of the Company or any Company Subsidiary with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A of Section 4999 of the Code.  Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

(8)           Except for benefits accrued, and claims incurred by not yet reported, and except for any provision in any Benefit Plan that provides otherwise, the Company may unilaterally amend, modify, vary, revise, revoke, terminate or merge, in whole or in part, each Benefit Plan, subject only to approvals required by applicable law.

(s)           Environmental Liability.  There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Company Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity or third party imposing any such environmental liability.

(t)           Gaming Approvals.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company, (1) the Company has all Gaming/Racing Permits required to operate its Gaming/Racing Facilities, (2) there have been no adversarial proceedings by any Gaming/Racing Authority to rescind or suspend the Company’s Gaming/Racing Permits since December 31, 2006, and (3) to the knowledge of the Company, no Gaming/Racing Authority is investigating or has concluded that the Company has breached any Gaming/Racing Law governing or relating to any current or contemplated casino, pari-mutuel, lottery or other gaming activities and operations of the Company and its Subsidiaries, including, the rules and regulations established by any Gaming/Racing Authority.

(4)           In this Agreement:

“Gaming/Racing Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence or any officer or official thereof, including, without limitation, the New York State Racing and Wagering Board, the New York State Division of the Lottery, the National Indian Gaming Commission and the Bureau of Indian Affairs, with authority to regulate any gaming operation owned, managed or operated by the Company or any of the Company Subsidiaries.

“Gaming/Racing Facility” means the Monticello Raceway and each other property at which any gambling, gaming or casino activities are conducted by the Company or any of the Company Subsidiaries.

“Gaming/Racing Law” means all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents pursuant to which any Gaming/Racing Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Company or any Company Subsidiary within its jurisdiction, including the New York State Racing, Pari-Mutuel Wagering and Breeding Law and the related rules and regulations, the New York State Lottery for Education Law and the related rules and regulations, Part C, Chapter 383, Laws of New York 2001, as amended, known as the “video lottery gaming law.”

“Gaming/Racing Permits” means the licenses, permits or other authorizations required to own, operate and otherwise conduct unrestricted gaming operations at the Gaming/Racing Facilities.

(u)           Fraud; Infrastructure; Data Security.

(1)           The Company and the Company Subsidiaries have taken all commercially reasonable actions consistent with standards in the Video Lottery Business (as defined below) in order to detect (A) fraud committed against or (B) any other conduct designed to violate the integrity of any game or gaming device operated by, in each case the Company or a Company Subsidiary as part of the Video Lottery Business (such games and gaming devices, collectively the “Games” and such fraud or other conduct, collectively “Fraud”) by any Person, including players participating in such Games and employees and independent contractors of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have taken all commercially reasonable actions consistent with standards in the Video Lottery Business in order to minimize any losses incurred by the Games as a result of Fraud (“Fraud Losses”). The Company and the Company Subsidiaries have audited and continue to audit the Games on a regular basis in order to ascertain whether any Fraud has occurred as well as the amount of any Fraud Losses.

(2)           The material Company IT Systems (as defined below) have been properly maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the Video Lottery Business for proper operation, monitoring and use. The material Company IT Systems are in good working condition to perform all information technology operations reasonably necessary for the conduct of the Video Lottery Business effectively. Neither the Company nor any Company Subsidiary has experienced within the past twelve months any material disruption to, or material interruption in, its conduct of the Video Lottery Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems.

(3)           Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the Video Lottery Business, the Company IT Systems are in all material respects available for use during normal working hours and other times when the Games are available to players. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the Video Lottery Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Video Lottery Business.

(4)           The Company and Company Subsidiaries have taken commercially reasonable actions, consistent with standards in the Lottery Business and/or the Video Lottery Business, with respect to the Company IT Systems to detect and prevent the disclosure to unauthorized Persons of, and keep secure, any material confidential information, trade secrets, or other material proprietary information stored on Company IT Systems including the designs, policies, processes, and procedures comprising the material Games and material information relating to the composition and structure of the Company IT Systems.

(5)           In this Agreement:

“Company IT Systems” means any and all information technology and computer systems (including computers, software, programs, databases, middleware, firmware and other embedded software, servers, workstations, terminals, routers, hubs, switches, networks, data communications lines, hardware and other equipment and all other information technology equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the Video Lottery Business, including the end-products used by the players of the Games and any of the aforementioned types of information technology and computer systems supporting the provision of the Games.

“Video Lottery Business” means any business involving the provision of any or all of the following: (i) interactive electronic gaming devices (including so called “video lottery terminals” and “slot machines”) which are activated by the player by the insertion of a coin or other consideration constituting the player’s wager and which display the play and outcome of a game of chance (such as “five card draw” poker, “Blackjack,” or “21” and simulated spinning reels with fruit and bars) upon such player-activation using microprocessors and video display; (ii) central processing systems used in connection with the operation of interactive gaming devices described in clause (i); and (iii) any services related thereto.

(v)           Anti-takeover Provisions Not Applicable.  The Board of Directors has taken all necessary action to approve this Agreement and the transactions contemplated hereby, including the acquisition by the Investor of Common Stock and, if applicable, Series F Preferred Stock hereunder, and the Stockholder Voting Agreement and the covenants and agreements to be entered into thereby by the parties thereto, for purposes of Section 203 of the Delaware General Corporation Law that such transactions and agreements will not restrict any future “business combination” involving the Investor as an “interested stockholder” (as each such term is defined in Section 203) and to ensure that the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (in all cases, as they may be amended, succeeded or modified, “Takeover Statutes”) does not and will not apply to this Agreement or to any of the transactions contemplated hereby.

(w)           Rights Plan.  The Company has taken all actions necessary to render the Rights Plan inapplicable to this Agreement and the transactions contemplated hereby.

(x)           Intellectual Property.  The Company and the Company Subsidiaries own (free and clear of any Liens) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted.  Neither the Company nor any such Company Subsidiary has received any notice of infringement of or conflict with, and to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual Property.  To the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, except for such infringement or violation as would not reasonably be expected to result in a Company Material Adverse Effect.  “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(y)           Knowledge as to Conditions.  As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(z)           Brokers and Finders.  Except for KPMG Corporate Finance LLC (whose fees have been disclosed in full to the Investor and will be paid in full by the Company or a Company Subsidiary and to whom all continuing payment obligations in respect of fees will be terminated or satisfied in full), neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

2.3           Representations and Warranties of the Investor.  Except as Previously Disclosed, the Investor hereby represents and warrants to the Company, as of the date of this Agreement and as of the Initial Closing Date, that:

(a)           Organization and Authority.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to have an Investor Material Adverse Effect and the Investor has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.   For purposes of this Agreement, the term “Investor Material Adverse Effect” means any material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

(b)           Authorization.  (1) The Investor has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors and no further approval or authorization by any of its stockholders is required. This Agreement has been duly and validly executed and delivered by the Investor and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms.

(2)           Neither the execution, delivery and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (i) its articles of incorporation or bylaws or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have an Investor Material Adverse Effect.

(3)           Other than as Previously Disclosed, Gaming/Racing Authority approvals and the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions contemplated by this Agreement.

(c)           Purchase for Investment.  The Investor acknowledges that the Common Stock to be acquired by it in the First Tranche and the Common Stock and, if applicable, Series F Preferred Stock to be acquired by it in the Second Tranche have not been registered under the Securities Act or under any state securities laws. The Investor (1) is acquiring the Common Stock and, if applicable, the Series F Preferred Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Common Stock or Series F Preferred Stock to any Person, (2) will not sell or otherwise dispose of any of the Common Stock or Series F Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Stock and, if applicable, the Series F Preferred Stock, and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d)           Ownership.  As of the date of this Agreement, the Investor and its Affiliates are not the record or beneficial owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock.

(e)           Financial Capability.  The Investor currently has or at the Initial Closing or Closing will have available funds necessary to consummate the Initial Closing or Closing, respectively, on the terms and conditions contemplated by this Agreement

(f)           Knowledge as to Conditions.  As of the date of this Agreement, the Investor knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(g)           Brokers and Finders.  Neither the Investor nor its Affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

COVENANTS

3.1           Stockholder Meeting.

(a)           The Company shall call the Special Meeting, as promptly as practicable following the Initial Closing to approve the Company Voting Proposals. The Board of Directors shall recommend to the Company’s stockholders that such stockholders vote in favor of the Company Voting Proposals.  In connection with the Special Meeting, the Company shall promptly prepare (and the Investor will reasonably cooperate with the Company to prepare) and file (but in no event more than 15 business days after the date of this Agreement) with the SEC a preliminary proxy statement.  Following the filing of the preliminary proxy statement, the Company shall use its reasonable best efforts to promptly respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to the Special Meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such Company Voting Proposals. The Company shall notify the Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Special Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. The proxy statement, at the time it is first mailed and at the time of the Special Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.  Each of the Investor and the Company agree promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Investor prior to filing any proxy statement, or any amendment or supplement thereto, and provide the Investor with a reasonable opportunity to comment thereon and shall give reasonable consideration to all comments proposed by the Investor.

(b)           The Investor, on the one hand, and the Company, on the other hand, agrees, upon request, to furnish the other party with all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such stockholders meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

(c)           Unless this Agreement has been terminated pursuant to Section 5.1 or 5.2, the Investor hereby agrees that at any meeting of the stockholders of the Company held to vote on the Company Voting Proposals, however called, the Investor shall vote, or cause to be voted, all of the shares of Common Stock beneficially owned by the Investor and its Affiliates in favor of the Charter Amendment, the Option Plan Amendment and, to the extent permitted to so vote, the Share Issuance.

(d)           The Company, shall include in the proxy statement prepared in connection with the Special Meeting and shall recommend that the stockholders vote for, a proposal to amend the Company’s 2005 Equity Incentive Plan to increase the number of shares of the Company’s Common Stock subject to the 2005 Equity Incentive Plan from 8,500,000 shares to 10,500,000 shares (the “Option Plan Amendment”).

3.2           Conduct of the Business.  Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 5.1 or 5.2 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.

Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement, during the Pre-Closing Period, without the prior written consent of the Investor, the Company will not and will not permit any Company Subsidiary to:

(a)           issue, sell, grant options or rights to purchase, or authorize or propose the issuance, sale, grant of options or rights to purchase any capital stock of the Company or of any Company Subsidiary, other than shares of Common Stock issued upon exercise of options or warrants listed on the Option Schedule and other than the grant to directors, officers or employees of the Company of options in respect of not more than one million shares of Common Stock;

(b)           acquire or redeem, directly or indirectly, or amend any securities of the Company or any Company Subsidiary;

(c)           split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by any wholly owned Company Subsidiary);

(d)           (i) make or offer to make any acquisition, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $1,000,000 or more, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (iii) enter into an agreement that, if it were in existence on the date of this Agreement, would by virtue of its nature or terms be a Company Significant Agreement or amend, or grant any release or relinquishment of any rights under, or terminate any such agreement or Company Significant Agreement;

(e)           incur, create, assume or otherwise become liable for any indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practice;

(f)           assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(g)           make any loans, advances or capital contributions to, or investments in, any other Person other than a Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

(h)           change any of the accounting methods, principles or practices used by it except as required by GAAP or applicable law;

(i)           except as required by law, make any Tax election or settle or compromise any material federal, state or local income Tax liability;

(j)           except as required by law, propose or adopt any amendments to the Certificate of Incorporation or the Company By-laws;

(k)           agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses;

(l)           enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(m)           incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof;

(n)           except as required by law, adopt, amend or terminate any Benefit Plan;

(o)           settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) if such settlement, payment, discharge or satisfaction involves an amount greater than or equal to $1,000,000 or imposes any restriction on or requirement for the conduct of business of the Company or any Company Subsidiary;

(p)           enter into any agreement or understanding or arrangement with respect to the voting or registration of the securities of the Company or of any Company Subsidiary;

(q)           convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting or Special Meetings contemplated by Section 3.1; or

(r)           agree in writing or otherwise to take any of the foregoing actions.

3.3           Preferred Stock Terms.  Following the Initial Closing and in preparation for the possibility of the Preferred Stock Issuance Event, the Company and the Investor shall cooperate in good faith to prepare a mutually agreeable certificate of designations authorizing the issuance of the Series F Preferred Stock and setting forth the terms thereof.  Such certificate of designations shall be agreed to by both parties and completed as soon as possible following the Initial Closing but in no event later than the date of the Special Meeting.

3.4           Takeover Statutes.  If any Takeover Statute is or may become applicable to this Agreement, the Stockholder Voting Agreement or the transactions contemplated by this Agreement or the Stockholder Voting Agreement, the Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Voting Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

3.5           HSR Act.  If required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  The parties hereto will not take any action that will have the effect of delaying, impairing or impending the receipt of any required approvals.  Without limiting the generality of the foregoing, the Investor shall not, at any time prior the Closing Date, acquire a controlling interest in any other entity engaged in the gaming industry with principal operations within 75 miles of Monticello, New York.

3.6           Regulatory Matters.  Each party shall execute and deliver both before and after the Initial Closing or Closing, as applicable, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated herein or to evidence such events or matters. In particular, the Investor shall make a good faith effort to promptly obtain or submit, and the Company shall cooperate as may reasonably be requested by the Investor to help the Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to the Gaming/Racing Authorities pursuant to Gaming/Racing Law, to the extent required for the transactions contemplated by this Agreement.  In addition, the Investor agrees, if and to the extent permitted by the Gaming/Racing Authorities and applicable Gaming/Racing Law, to engage a duly qualified nominee to act as nominee holder of the Common Stock and, if applicable, the Series F Preferred Stock for so long as the Gaming/Racing Permits required for the Investor to hold the Common Stock and, if applicable, Series F Preferred Stock shall not have been obtained.  The parties mutually agree that, to the extent any Governmental Entity determines that any provision of this Agreement violates the applicable rules or laws supervised by such Governmental Entity and requests or requires that such provisions be amended or deleted, the parties will negotiate in good faith such revisions to this Agreement as will both give effect to such Governmental Entity’s request and result in the transactions contemplated by this Agreement proceeding as nearly as possible to the full financial and other terms as are contemplated by this Agreement.

3.7           Amendment to Series A Preferred Stock.  Promptly following the date of this Agreement, the Company shall file an amendment to the certificate of designations in respect of the Series A Preferred Stock, or take such other steps as are necessary, in order to increase the number of shares of Series A Preferred Stock that are authorized to 95,000.

3.8           Use of First Tranche Consideration.  Promptly following the Initial Closing and, in any event, prior to August 30, 2009 (assuming the Initial Closing shall have occurred by such date), the Company shall make a payment to the holders of the Company’s 5½% Secured Convertible Notes due 2014 in the amount of the full amount due to such holders in respect of interest due and payable on July 31, 2009.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Governance Matters.  (a) Subject to the provisions of this Section 4.1, the Company will cause three people nominated by the Investor (the “Board Representatives”) to be elected or appointed to the Board of Directors, each of whom will be designated to a different “class” of directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed).  Two of such Board Representatives shall be appointed as of the Initial Closing Date and one additional Board Representative shall be appointed as of the Closing Date.  If, at any time, following the earlier to occur of (x) the Closing and (y) the termination of this Agreement pursuant to Section 5.2, the Investor shall cease to own capital stock of the Company with at least 24% of the voting power of the Company outstanding at such time, the number of people whom the Investor is entitled to designate for election to the Board of Directors shall be reduced as follows:  (i) to two, for so long as the Investor shall own capital stock of the Company with at least 16% (but less than 24%) of the voting power of the Company; (ii) to one, for so long as the Investor shall own capital stock of the Company with at least 8% (but less than 16%) of the voting power of the Company; and (iii) to zero, at any time that the Investor owns no capital stock or capital stock with less than 8% of the voting power of the Company.  After such appointments, so long as the Investor is entitled to designate one or more Board Representatives under this Agreement, the Company will be required (i) at any annual meeting at which the term of a Board Representative is scheduled to expire, if the Investor remains entitled to a number of Board Representatives that includes such Board Representative, to recommend to its stockholders the election of such Board Representative, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed), to the Board of Directors and (ii) to appoint one of the Board Representatives chosen by the Investor to serve as Chairman of the Board of Directors.  At the option of the Board Representatives, the Board of Directors shall cause one of the Board Representatives to be appointed to each of the Audit, Compensation and Corporate Governance and Nominations Committees of the Board of Directors (or any successor committee thereto), provided that such Board Representative meets the qualifications for service on such Committees.

(b)           Except as otherwise provided in Section 4.1(a), the Investor shall have the power to designate each of the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of any such director, such replacement to meet all applicable independence standards if the director to be replaced met (and was required to meet) such standards. The Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such Person.

(c)           Each Board Representative, during the time that such Board Representative is serving as a member of the Board of Directors, shall be entitled to the same compensation, indemnification insurance, indemnification and advancement of expenses in connection with his or her role as a director as the other members of the Board of Directors in similar capacities, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors.  The Company shall notify each Board Representative of all regular and special meetings of the Board of Directors and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which such Board Representative is a member.  The Company shall provide each Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

(d)           Following the Closing, the Investor shall have the right to, and shall within a reasonable time following the Closing, nominate for consideration by the Board of Directors a Person to serve as chief financial officer of the Company (the “Investor CFO Nominee”) who shall, subject to applicable law and upon approval of the Company’s Governance Committee and Board of Directors, serve as the chief financial officer of the Company.  The Company Governance Committee and the Board of Directors shall duly and in a timely manner consider the appointment of the Investor CFO Nominee as the Company’s chief financial officer.  If the Investor CFO Nominee is rejected by either the Company Governance Committee or the Board of Directors, the Investor shall have the opportunity to present an alternate nominee within a reasonable time following notification of such rejection until such time that an Investor CFO Nominee is approved for appointment as chief financial officer of the Company.

(e)           Following the Closing and until such time thereafter as the Investor shall cease to own capital stock of the Company with at least 30% of the voting power of the Company outstanding at such time, the Board of Directors shall not take or commit to take any of the following actions with respect to either the Company or any Company Subsidiary unless the vote authorizing any such action includes the affirmative vote of the Board Representatives:

(A)           the sale or disposition of (including by way of a series of transactions or by way of merger, consolidation, sale of capital stock, asset sale or similar transaction) all or a material portion of the businesses or assets of the Company and the Company Subsidiaries taken as a whole or any material acquisition by the Company or any Company Subsidiary;

(B)           any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Company By-Laws or equivalent constituent documents of the Company Subsidiaries, except as necessary to comply with applicable laws, rules and regulations.

(C)           declare, authorize, set aside or pay any dividend or distribution on any of the Company’s capital stock or issue, purchase or redeem any of its capital stock (other than in connection with the exercise of terms of existing shares of capital stock or other securities);

(D)           any material borrowings or financial accommodation (in whatever form, including finance leases) in excess of $5,000,000 and not already in place as of the Closing Date;

(E)           the approval of the Company’s annual budget (including operating and capital plans), business plan and any related material business policies, and any material amendments and deviations from any of the foregoing resulting from management decisions;

(F)           the entry into of any contract or agreement which obligates the Company to manage any gaming assets on behalf of an unrelated third party;

(G)           the appointment of, or the approval of the retention, termination or change (including a change in responsibilities or compensation) of the chief executive officer, chief financial officer, or officers with substantially equivalent responsibilities;

(H)           any liquidation, bankruptcy, dissolution, recapitalization, reorganization, or assignment to the Company’s creditors, or any similar transaction;

(I)           increase or decrease in the size of the Board of Directors;

(J)           the settlement of any material litigation, arbitration, or administrative proceeding if such settlement is for the payment or receipt of an amount greater than or equal to $1,000,000 or imposes any restriction on or requirement for the conduct of business of the Company or any Company Subsidiary; or

(K)           approve or authorize the entry into any agreement that, if it were in existence on the date of this Agreement, would by virtue of its nature or terms be a Company Significant Agreement.

4.2           No Solicitation.  Each of the Company, its Subsidiaries and their respective Representatives (as defined below) has ceased and caused to be terminated all solicitations, discussions and negotiations existing as of the date of this Agreement with any Persons with respect to any inquiry, offer or proposal from any Person or group other than the Investor or any of its Affiliates relating to any transaction or proposed transaction or series of related transactions involving: (a) any direct or indirect investment or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in the total outstanding shares of any class of equity or voting securities of the Company,  or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning twenty percent (20%) or more of the total outstanding shares of any class of equity or voting securities of the Company, (b) any sale or disposition of consolidated assets, or rights of the Company (including for this purpose the outstanding assets, rights and equity securities of the Subsidiaries of the Company) to any Person or “group” for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Common Stock, or (c) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company (any of the foregoing inquiries, offers or proposals being an “Alternative Investment Proposal”). Except as provided in this Section 4.2, from the date hereof, until the earlier of the termination of this Agreement or the Closing, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents or those of any Company Subsidiary (collectively, “Representatives”) to, directly or indirectly, (1) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate the submission of an Alternative Investment Proposal, (2) enter into any letter of intent, memorandum of understanding, agreement, option agreement or other agreement or arrangement with respect to any Alternative Investment Proposal, (3) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any Person (other than the Investor or any of its Affiliates or representatives) relating to any Alternative Investment Proposal, or grant any waiver or release under any standstill or (4) exempt any Person (other than the Investor and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law (or any similar provision) or otherwise cause such restrictions or the restrictions of any other Takeover Statute not to apply.

4.3           Legend.  (a) The Investor agrees that all certificates or other instruments representing the Common Stock acquired pursuant to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)           Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any certificate for any Common Stock to be transferred in accordance with the terms of this Agreement. The Investor acknowledges that the Common Stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.4           Certain Transactions.  The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.5           Option Matching Rights.  No later than three Business Days following the Closing Date, the Company shall deliver to the Investor a comprehensive schedule, which shall include (i) a list of all outstanding options and warrants issued by the Company as of the Closing, whether pursuant to any Benefit Plan, any management equity rights plan or other equity-based employee benefits plan or arrangement that has been duly authorized by the Board of Directors or a committee thereof or otherwise, including the names of the option holders, the exercise price and the expiry date and vesting schedule for the options and a reconciliation of any options and warrants listed on the Option Schedule or otherwise that have been exercised between the date of this Agreement and the Closing Date, (ii) the 166,667 warrants issued to the Park Avenue Bank pursuant to that certain Common Stock Purchase Warrant, dated as of July 27, 2009 and (iii) the 111,111 warrants issued to Alan Lee pursuant to that certain Common Stock Purchase Warrant, dated as of July 27, 2009 (the “Closing Date Option Schedule”).  The Investor shall have matching rights under this Section 4.5 with respect to the first one million options or warrants issued after the Initial Closing Date to officers and directors of the Company who held either of such positions as of July 31, 2009, and, to the extent any of such options or warrants are issued after the Closing Date, such options or warrants issued after the Closing Date shall be deemed included on the Closing Date Option Schedule for purposes of this Section 4.5.  If at any time after the Closing Date, any of the options or warrants listed on the Closing Date Option Schedule (or so deemed included) are exercised, the Company shall deliver to the Investor a written notice (the “Option Exercise Notice”) of such exercise no more than five (5) business days after such exercise (and, if practicable, prior to the date of the consummation of such exercise), which Option Exercise Notice shall include information about the date of the exercise, the exercise price, the number of options or warrants exercised and the name of the option or warrant holder exercising such option or warrant.  The Investor shall then have the right to elect, within ten (10) business days following delivery of the Option Exercise Notice, to purchase an equal number of shares of Common Stock as are being issued to the exercising option or warrant holder at the exercise price for the applicable option or warrant.

4.6           Indemnity.  (a) The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, members and employees, and each Person who controls such Investor within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other Person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of such Investor, but not including the transactions contemplated hereby).

(b)           The Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, members and employees, and each Person who controls the Company within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Investor’s representations or warranties in this Agreement or (2) such Investor’s breach of agreements or covenants made by the Investor in this Agreement.

(c)           A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.6 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d)           For purposes of the indemnity contained in Section 4.6(a)(1) and Section 4.6(b)(1), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Company Material Adverse Effect,” “Investor Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy or breach of any representations and warranties in this Agreement.

(e)           The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.6(a)(1), disregarding all qualifications or limitations set forth in such representation and warranties as to “materiality,” “Company Material Adverse Effect” and words of similar import, unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 4.6(a)(1) exceed $500,000 (the “Threshold Amount”), in which event the Company shall be responsible for all such Losses.  The Investor shall not be required to indemnify the Indemnified Parties pursuant to Section 4.6(b)(1), disregarding all qualifications or limitations set forth in such representation and warranties as to “materiality,” “Company Material Adverse Effect” and words of similar import, unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 4.6(b)(1) exceed the Threshold Amount, in which event the Investor shall be responsible for all such Losses.  The cumulative indemnification obligation of (1) the Company to the Investor and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) the Investor or (2) the Investor to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company for inaccuracies in or breaches of representations and warranties shall in no event exceed the Purchase Price.

(f)           Any claim for indemnification pursuant to this Section 4.6 for breach of any representation or warranty can only be brought on or prior to the first anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.6 for breach of any representation or warranty is brought prior to such first anniversary, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(g)           The indemnity provided for in this Section 4.6 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(h)           No investigation by any Investor of the Company or by the Company of any Investor prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(i)           Any indemnification payments pursuant to this Section 4.6 shall be treated as an adjustment to the purchase price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.7           Exchange Listing.  The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance (and, in the case of the shares of Common Stock issuable upon receipt of the approval of the Company Voting Proposals), as promptly as practicable, and in any event before the Closing if permitted by the rules of NASDAQ.

4.8           Certain Transactions.

(a)           The Investor shall not, at any time prior to the second anniversary of the Closing Date, (i) propose a merger or other similar business combination between itself or one of its Affiliates and the Company that would result in squeeze-out of the other stockholders of the Company or (ii) cause the Company to voluntarily delist the Common Stock from NASDAQ pursuant to NASDAQ Rule 5830(j) unless the Company at such time is approved for listing on The New York Stock Exchange.

(b)           The Investor shall not, at any time prior to the repayment in full or redemption of the Company’s 5½% Secured Convertible Notes due 2014, knowingly take any action that would cause a “Change of Control” (as defined in the indenture for such Notes) to occur.

(c)           Other than the limited restriction set forth in Section 3.5 hereof prior to the Closing, but without derogation of any duty arising under applicable law, the Investor, including any Affiliate or stockholder thereof (and the partners, members, stockholders and officers of such Affiliates or stockholders), may engage in and have an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operating, construction, management, and development of any gaming, racing, lottery or other related business.  None of the Company, the Investor or any other Person shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom.

4.9           Loan Agreement.  Following the Initial Closing, the Company and the Investor shall cooperate in good faith to prepare and negotiate a mutually agreeable loan agreement (the “Loan Agreement”) to be entered into by the parties at the Closing pursuant to which the Investor will make available to the Company a loan of up to the lesser of (x) $10,000,000 and (y) the maximum amount the Company is then permitted to borrow (taking into account other indebtedness of the Company at such time) under the terms of the indenture for the Company’s 5½% Secured Convertible Notes due 2014, such loan to be secured by all of the assets of the Company and the Company Subsidiaries, including a mortgage of the real property owned by Monticello Raceway Management, Inc., and otherwise on customary terms including an interest rate of LIBOR plus 5.00%, a two-year term, and payment of an origination or commitment fee of $150,000 and of an availability fee on undrawn amounts equal to 1% of the average daily unused amount of the commitment.  The loan will be interest only during the term thereof.  The proceeds of this loan shall be permitted to be used, among other things, to repay in full, purchase or acquire by assignment any remaining obligation of the Company under its loan agreement with The Park Avenue Bank and for working capital purposes.  The parties will cooperate to arrange for an assignment of the mortgage from The Park Avenue Bank to the lender under the Loan Agreement.

ARTICLE V

TERMINATION

5.1           Termination Prior to the Initial Closing.  This Agreement may be terminated prior to the Initial Closing:

(a)           by mutual written agreement of the Company and the Investor;

(b)           by either party, upon written notice to the other party, in the event that the Initial Closing does not occur on or before August 31, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Initial Closing to occur on or prior to such date; or

(c)           by either party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting the Initial Closing, and such order, decree, injunction or other action shall have become final and nonappealable.

5.2           Termination After the Initial Closing and Prior to the Closing.  This Agreement may be terminated after the Initial Closing and prior to the Closing:

(a)           by mutual written agreement of the Company and the Investor;

(b)           by either party, upon written notice to the other party, in the event that the Closing does not occur on or before the date that is 180 days from the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 5.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)           by the Investor if at the Special Meeting (or any adjournment thereof) at which a vote on the Mandatory Voting Proposals is taken, the Required Share Issuance Vote in favor of the Share Issuance shall not have been obtained.

5.3           Effects of Termination.

(a)           In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than this Section 5.3(a) and Sections 6.2 through 6.16, inclusive) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement.

(b)           In the event of termination of this Agreement as provided in Section 5.2, this Agreement (other than this Section 5.3(b) and Sections 3.4, 3.6, 4.1, 4.3, 4.4, 4.5, 4.6, 4.7, 5.4 and Article VI) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement; provided further that any such termination shall not serve to rescind the transactions consummated at the Initial Closing.

5.4           Termination Fee.  If this Agreement is terminated by either party pursuant to Section 5.2(b) hereof (other than if such termination is due to the failure of the condition set forth in Section 1.4(b)(1)(A) or (D) to be met), if at the time of such termination the Special Meeting shall not have been held or the Required Share Issuance Vote in favor of the Share Issuance shall not have been obtained, or by the Investor pursuant to Section 5.2(c) hereof, then in such event the Company shall pay to the Investor a cash fee of $2,750,000, such payment to be made within three (3) business days following such termination by wire transfer of immediately available funds to an account designated by the Investor.  The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Investor would not have entered into this Agreement.  Accordingly, in the event that the Company shall fail to pay the termination fee when due, and in order to obtain such payment, the Investor commences a suit or other proceeding which results in a judgment or similar award against the Company for payment of the termination fee, then the Company shall reimburse the Investor for its costs and expenses (including attorneys’ fees and expenses of enforcement) in connection with such suit or proceeding, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by the Investor.  In no event shall the Investor be entitled to recover more than one termination fee under this Section 5.4.  If the Investor shall have received payment in full of the termination fee and any other amounts payable under this Section 5.4, such fee shall be the Investor’s sole and exclusive remedy against the Company other than for intentional breach of this Agreement.  Except for any liability of the Company for intentional breach of this Agreement, upon payment in full of the termination fee and any other amounts payable as provided under this Section 5.4, none of the Company, or any of its Affiliates, stockholders, directors, officers, employees or other agents or representatives shall have any further liability or obligation to the Investor relating to or arising out of this Agreement or the transactions contemplated hereby, except under the Sections specifically referenced in Section 5.3(b).

ARTICLE VI

MISCELLANEOUS

6.1           Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of one year following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the first anniversary of the Closing Date) (the “Survival Period”) and thereafter shall expire and have no further force and effect, including in respect of Section 4.6, provided that, if the Closing does not take place, the Survival Period shall be deemed to have begun on the Initial Closing Date and shall expire one year thereafter.   Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Initial Closing Date or Closing Date, as applicable, shall terminate as of the Initial Closing Date or Closing Date, as applicable.

6.2           Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, provided that legal costs of the Investor payable to Cleary Gottlieb Steen & Hamilton LLP shall be paid in their entirety by the Company, such costs to be payable from time to time including at and as of the Initial Closing and at and as of the Closing.

6.3           Amendment.  No amendment or waiver of any provision of this Agreement will be effective with respect to either party unless made in writing and signed by an officer of a duly authorized representative of such party.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4           Waivers.  The conditions to each party’s obligation to consummate the Initial Closing and the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.5           Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.6           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.7           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)           If to the Investor:

Kien Huat Realty III Limited
c/o Kien Huat Realty Sdn Bhd.
22nd Floor Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur
Malaysia
Attention:  Gerard Lim
Fax: +603 2162 4951

with a copy (which copy alone shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Steven L. Wilner
Fax:  (212) 225-3999

(b)           If to the Company:

Empire Reports, Inc.
Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, NY  12701
Attention:  Joseph Bernstein
Fax:  (845) 807-0000

with a copy (which copy alone shall not constitute notice):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY  10022
Attention:  Robert H. Friedman
Fax:  (212) 451-2222

6.9           Entire Agreement, Etc.  (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

6.10           Other Definitions or Interpretations.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

(a)           the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(b)           the term “beneficial owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(c)           the word “or” is not exclusive;

(d)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(e)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(f)           “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close;

(g)           “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(h)           all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

6.11           Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.12           Severability.  If any provision of this Agreement or the application thereof to any Person (including, the officers and directors of the Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.13           No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person or entity other than the parties hereto, any benefit right or remedies, except that the provisions of Section 4.6 shall inure to the benefit of the Persons referred to in that Section.

6.14           Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

6.15           Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.16           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	Chief Executive Officer

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim
	Name:	Gerard Lim
	Title:	Authorized Signatory